Exhibit 10.14(c)

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Amendment”) is made and entered into as of July 29, 2005, by and between EOP-TWO CALIFORNIA PLAZA, L.L.C., a Delaware limited liability company (“Landlord”) and AAMES FINANCIAL CORPORATION, a California corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to California Plaza IIA, LLC, a California limited liability company) and Tenant (as successor in interest to Aames Financial Corporation, a Delaware corporation) are parties to that certain lease dated August 7, 1996, which lease has been previously amended by First Amendment to Office Building Lease dated August 15, 1996 and Commencement Letter dated October 24, 1997 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 178,391 rentable square feet (the “Original Premises”) comprised of: (i) approximately 26,224 rentable square feet described as Suite No. 4000 on the fortieth (40th) floor, (ii) approximately 26,830 rentable square feet described as Suite No. 4200 on the forty-second (42nd) floor, (iii) approximately 26,830 rentable square feet described as Suite No. 4300 on the forty-third (43rd) floor, (iv) approximately 26,830 rentable square feet described as Suite No. 4400 on the forty-fourth (44th) floor, (v) approximately 26,830 rentable square feet described as Suite No. 4700 on the forty-seventh (47th) floor, (vi) approximately 22,454 rentable square feet described as Suite No. 5100 on the fifty-first (51st) floor, and (vii) approximately 22,393 rentable square feet described as Suite No. 5200 on the fifty-second (52nd) floor of the building commonly known as Two California Plaza located at 350 South Grand Avenue, Los Angeles, California (the “Building”). Landlord and Tenant are also parties to that certain Storage Space Supplement dated May 21, 1997 (the “Supplement”) for approximately 1,044 usable square feet of space (the “Storage Space”) on the Plaza level of the Building. Landlord and Tenant acknowledge and agree that the Storage Space shall not be included in the determination of Tenant’s total square footage of the Original Premises. Terms not otherwise defined herein shall have the meanings set forth in the Lease.

B.	Tenant desires to surrender a portion of the Original Premises to Landlord containing approximately 26,830 rentable square feet described as Suite No. 4400 on the forty-fourth (44th) floor, consisting of the entire 44th Floor, of the Building as shown on Exhibit A hereto (the “Suite 4400 Reduction Space”) and that the Lease be appropriately amended, and Landlord is willing to accept such surrender on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Suite 4400 Reduction.

1.01.	Tenant shall vacate the Suite 4400 Reduction Space in accordance with the terms of the Lease on or prior to July 31, 2005, which is the date immediately preceding the Suite 4400 Reduction Effective Date (defined in Section 1.02. below) and Tenant shall fully comply with all obligations under the Lease respecting the Suite 4400 Reduction Space up to the Suite 4400 Reduction Effective Date, including those provisions relating to the condition of the Suite 4400 Reduction Space and removal of Tenant’s property therefrom, except for the items shown on Exhibit C hereto. Landlord acknowledges that there are no tenant improvements on Suite 4400 Reduction Space.

1.02.	Effective as of August 1, 2005 (the “Suite 4400 Reduction Effective Date”), the Premises is decreased from 178,391 rentable square feet on the fortieth (40th), forty-second (42nd), forty-third (43rd), forty-fourth (44th), forty-seventh (47th), fifty-first (51st), and fifty-second (52nd) floors to 151,561 rentable square feet on the fortieth (40th), forty-second (42nd), forty-third (43rd), forty-seventh (47th), fifty-first (51st), and fifty-second (52nd) floors by the elimination of the Suite 4400 Reduction Space. As of the Suite 4400 Reduction Effective Date, the Suite 4400 Reduction Space shall be deemed surrendered by Tenant to Landlord, the Lease shall be deemed terminated with respect to the Suite 4400 Reduction Space, and the “Premises”, as defined in the Lease, shall be deemed to mean the Original Premises, less the Suite 4400 Reduction Space; provided, if Tenant shall violate any provision hereof or if Tenant’s representations herein shall be false or materially misleading, Landlord shall have the right to declare this Amendment null and void and to reinstate the Lease with respect to the Suite 4400 Reduction Space in addition to, and not in lieu of, any other rights or remedies available to Landlord.

1.03.	Except for the items shown on Exhibit C hereto remaining in the Suite 4400 Reduction Space, if Tenant shall holdover in the Suite 4400 Reduction Space beyond the day immediately preceding the Suite 4400 Reduction Effective Date, Tenant shall be liable for Base Rent, Additional Rent and other charges respecting the Suite 4400 Reduction Space equal to the amount in effect under the Lease prorated on a per diem basis and on a per square foot basis for the Suite 4400 Reduction Space. Such holdover amount shall not be in limitation of Tenant’s liability for consequential or other damages arising from Tenant’s holding over nor shall it be deemed permission for Tenant to holdover in the Suite 4400 Reduction Space.

2.	Base Rent. As of the Suite 4400 Reduction Effective Date, the schedule of Base Rent contained in the Lease is deleted, and the following is substituted therefor:

Period	Annual Rate Per Square Foot	Monthly Base Rent
August 1, 2005 through September 30, 2005	$18.95	$239,340.08
October 1, 2005 through February 28, 2007	$17.84	$225,320.69
March 1, 2007 through September 30, 2007	$23.52	$297,059.56
October 1, 2007 though March 31, 2012	$22.59	$285,313.58

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.	Additional Consideration. Tenant, upon execution of this Amendment, shall provide Landlord with a “Letter of Credit” in an amount equal to $500,000.00 under the following terms and conditions:

A.	General Provisions. Concurrently with Tenant’s execution of this Amendment, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under the Lease and for all losses and damages Landlord may suffer as a result of Tenant’s failure to comply with one or more provisions of the Lease, including, but not limited to, any post lease termination damages under section 1951.2 of the California Civil Code, a standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”) in the form of Exhibit B hereto and containing the terms required herein, in the face amount of $500,000.00 (the “Letter of Credit Amount”), naming Landlord as beneficiary, issued (or confirmed) by a financial institution acceptable to Landlord in Landlord’s reasonable discretion, permitting multiple and partial draws thereon, and otherwise in form acceptable to Landlord in its sole discretion. Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is sixty (60) days after the scheduled expiration date of the Term. If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver a new Letter of Credit or certificate of renewal or extension (a “Renewal or Replacement LC”) to Landlord not later than sixty (60) days prior to the expiration date of the Letter of Credit then held by Landlord. Any Renewal or Replacement LC shall comply with all of the provisions of this Section 3, shall be irrevocable, transferable and shall remain in effect (or be automatically renewable)

through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion.

B.	Drawings under Letter of Credit. Upon Tenant’s failure to comply with one or more provisions of the Lease, or as otherwise specifically agreed by Landlord and Tenant pursuant to the Lease or any amendment hereof, Landlord may, without prejudice to any other remedy provided in the Lease or by Law, draw on the Letter of Credit and use all or part of the proceeds to (i) satisfy any amounts due to Landlord from Tenant, and (ii) satisfy any other damage, injury, expense or liability caused by Tenant’s failure to so comply. In addition, if Tenant fails to furnish a Renewal or Replacement LC complying with all of the provisions of this Section 3 at least sixty (60) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) in accordance with the terms of this Section 3 (the “LC Proceeds Account”).

C.	Use of Proceeds by Landlord. The proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and Landlord may draw upon the Letter of Credit upon 3 business days advance notice to Tenant and apply or offset the proceeds of the Letter of Credit: (i) against any Rent payable by Tenant under the Lease that is not paid when due; (ii) against all losses and damages that Landlord has suffered as a result of Tenant’s failure to comply with one or more provisions of the Lease, including any damages arising under section 1951.2 of the California Civil Code following termination of the Lease; (iii) against any costs incurred by Landlord in connection with the Lease (including attorneys’ fees); and (iv) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s default. Provided Tenant has performed all of its obligations under the Lease, Landlord agrees to pay to Tenant within forty-five (45) days after the Final LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied as allowed above; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under the Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

D.	Tenant covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

E.	Nature of Letter of Credit. Landlord and Tenant (i) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof (including the LC Proceeds Account) be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code, as such section now exist or as may be hereafter amended or succeeded (“Security Deposit Laws”), (ii) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (iii) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of Law, now or hereafter in effect, which (a) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (b) provide that Landlord may claim from the security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified above in this Section 3 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease or the acts or omission of Tenant or any other Tenant related parties, including any damages Landlord suffers following termination of the Lease.

F.	Restructure of Lease Terms. Intentionally omitted.

G.	Transfer of Letter of Credit. Landlord may only transfer the Letter of Credit in its entirety and only to a party subject to the provisions of this Amendment.

4.	Tenant’s Proportionate Share.

A.	For the period commencing on the Suite 4400 Reduction Effective Date and ending on September 30, 2005. For the period commencing on the Suite 4400 Reduction Effective Date and ending on September 30, 2005, Tenant shall pay for Tenant’s Operating Payment in accordance with the terms of the Lease and Tenant’s proportionate share shall remain unchanged as 13.9629%.

B.	For the period commencing on October 1, 2005 and ending on September 30, 2007. For the period commencing on October 1, 2005 and ending on September 30, 2007, Tenant’s proportionate share is decreased from 13.9629% to 12.8201%. Notwithstanding anything in this Amendment to the contrary, Tenant shall remain liable for all year-end adjustments with respect to Tenant’s Operating Payment applicable to the Suite 4400 Reduction Space for that portion of the calendar year preceding October 1, 2005. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.

C.	For the period commencing on October 1, 2007 and ending on the Expiration Date. For the period commencing on October 1, 2007 and ending on the Expiration Date, Tenant’s proportionate share is decreased from 12.8201% to 11.8629%. Notwithstanding anything in this Amendment to the contrary, Tenant shall remain liable for all year-end adjustments with respect to Tenant’s Operating Payment applicable to the Suite 4400 Reduction Space for that portion of the calendar year preceding October 1, 2007. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.

5.	Representations. Each party represents to the other that it has full power and authority to execute this Amendment. Tenant represents that it has not made any assignment, sublease, transfer, conveyance of the Lease or any interest therein or in the Suite 4400 Reduction Space other than those explicitly recited herein and further represents that there is not and will not hereafter be any claim, demand, obligation, liability, action or cause of action by any other party respecting, relating to or arising out of the Suite 4400 Reduction Space, and Tenant agrees to indemnify and hold harmless Landlord and the Landlord Related Parties (as defined in the “Miscellaneous” Section below) from all liabilities, expenses, claims, demands, judgments, damages or costs arising from any of the same, including without limitation, attorneys’ fees. Tenant acknowledges that Landlord will be relying on this Amendment in entering into leases for the Suite 4400 Reduction Space with other parties.

6.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.01.	PARKING. Effective as of the Suite 4400 Reduction Effective Date, Tenant shall surrender to Landlord 26 unreserved, nonpriorty Parking Passes to Landlord.

7.	Miscellaneous.

7.01.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

7.02.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

7.03.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

7.04.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.05.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.06.	Tenant hereby represents to Landlord that Tenant has dealt with no broker other than Cushman & Wakefield in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers other than Cushman & Wakefield claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

7.07.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

7.08.	California Waivers. Notwithstanding anything to the contrary contained in the Lease, Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, Sections 1941 and 1942 (Tenant’s Repairs and Alterations), 1932(2) (Casualty Damage), and Section 1265.130 (Condemnation) of the California Code of Civil Procedure, or any similar or successor laws now or hereinafter in effect.

7.09.	Equity Office Properties Management Corp. (“EOPMC”) is an affiliate of Landlord and represents only the Landlord in this transaction. Any assistance rendered by any agent or employee of EOPMC in connection with the Lease or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

7.10.	CONTINGENCY. Landlord is currently in the process of negotiating an expansion amendment with PriceWaterhouseCoopers LLP (“PWC”) pursuant to which PWC would lease the Suite 4400 Reduction Space (the “PWC Amendment”). In the event that Landlord and PWC fail to enter into the PWC Amendment on or before

August 5, 2005, this Agreement shall, at Landlord’s option, be deemed null, void and of no force and effect.

7.11.	Landlord and Tenant acknowledge and agree that any commissions associated with this Amendment shall be paid directly by the Tenant only.

7.12	No Extension or Expansion Options. The parties hereto acknowledge and agree that any option or other rights contained in the Lease which entitle Tenant to extend the term of the Lease, expand or contract the Suite 4400 Reduction Space are deemed null, void and of no further force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-TWO CALIFORNIA PLAZA, L.L.C., a Delaware limited liability company

By: EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

By: Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

By:

Name:

Title:

TENANT:

AAMES FINANCIAL CORPORATION, a California corporation

By:

Name:

Title:

EXHIBIT A

OUTLINE AND LOCATION OF SUITE 4400 REDUCTION SPACE

EXHIBIT B

LETTER OF CREDIT

[Name of Financial Institution]

Irrevocable Standby

Letter of Credit

No.

Issuance Date:

Expiration Date:

Applicant: AAMES FINANCIAL

CORPORATION, a Delaware corporation

Beneficiary

EOP-TWO CALIFORNIA PLAZA, L.L.C., a Delaware limited liability company

c/o Equity Office

550 South Hope Street

Suite 2200

Los Angeles, California 90071

Attn: Property Manager

Ladies/Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit in your favor for the account of the above referenced Applicant in the amount of FIVE HUNDRED THOUSAND AND NO/100 U.S. Dollars ($500,000.00) available for payment at sight by your draft drawn on us when accompanied by the following documents:

1.	An original copy of this Irrevocable Standby Letter of Credit.

2.	Beneficiary’s dated statement purportedly signed by an authorized signatory or agent reading: “This draw in the amount of U.S. Dollars ($ ) under your Irrevocable Standby Letter of Credit No. represents funds due and owing to us pursuant to the terms of that certain lease by and between EOP-TWO CALIFORNIA PLAZA, L.L.C., a Delaware limited liability company, as landlord, and AAMES FINANCIAL CORPORATION, a California corporation, as tenant, and/or any amendment to the lease or any other agreement between such parties related to the lease.”

It is a condition of this Irrevocable Standby Letter of Credit that it will be considered automatically renewed for a one year period upon the expiration date set forth above and upon each anniversary of such date, unless at least 60 days prior to such expiration date or applicable anniversary thereof, we notify you in writing, by certified mail return receipt requested or by recognized overnight courier service, that we elect not to so renew this Irrevocable Standby Letter of Credit. A copy of any such notice shall also be sent, in the same manner, to: Equity Office Properties Trust, 2 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attention: Treasury Department. In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Irrevocable Standby Letter of Credit in accordance with 1 and 2 above in the event that we elect not to renew this Irrevocable Standby Letter of Credit and, in addition, you provide us with a dated statement purportedly signed by an authorized signatory or agent of Beneficiary stating that the Applicant has failed to provide you with an acceptable substitute irrevocable standby letter of credit in accordance with the terms of the above referenced lease. We further acknowledge and agree that: (a) upon receipt of the documentation required herein, we will honor your draws against this Irrevocable Standby Letter of Credit without inquiry into the accuracy of Beneficiary’s signed statement and regardless of whether Applicant disputes the content of such statement; (b) this Irrevocable Standby Letter of Credit shall permit partial draws and, in the event you elect to draw upon less than the full stated amount hereof, the stated amount of this Irrevocable Standby Letter of Credit shall be automatically reduced by the amount of such partial draw; and (c) you shall be entitled to transfer your interest in this Irrevocable Standby Letter of Credit from time to time and more than one time without our approval and without charge. In the event of a transfer, we reserve the right to require reasonable evidence of such transfer as a condition to any draw hereunder.

This Irrevocable Standby Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 revision) ICC Publication No. 500.

We hereby engage with you to honor drafts and documents drawn under and in compliance with the terms of this Irrevocable Standby Letter of Credit.

All communications to us with respect to this Irrevocable Standby Letter of Credit must be addressed to our office located at                                  to the attention of                                     .

Very truly yours,

[name]

[title}